Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mobile Infrastructure Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other(2)	3,687,500	(3)	$4.39	(2)	$16,188,125	0.00014760	$2,389.37
Equity	Common Stock, par value $0.0001 per share	Other(2)	2,775,010	(4)	$4.39	(2)	$12,182,293.90	0.00014760	$1,798.11
	Total Offering Amounts						$28,370,418.90		$4,187.48
	Total Fee Offsets								—
	Net Fee Due								$4,187.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of common stock, $0.0001 par value per share (the “Common Stock”), of Mobile Infrastructure Corporation (the “Company”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividends, stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations or other similar transactions effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on December 11, 2023, as reported on the NYSE American LLC.

(3)	Represents shares of Common Stock reserved for issuance pursuant to awards that may be granted under the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan.

(4)	Represents shares of Common Stock issuable in the event of the Company’s election to issue shares of Common Stock in lieu of cash payments upon redemption by the holders of the class of membership interests of Mobile Infra Operating Company, LLC, a Delaware limited liability company (the “Operating Company”) designated as “Common Units” pursuant to the Limited Liability Company Agreement of the Operating Company (the “Operating Agreement”) issuable upon the conversion of outstanding awards previously granted, consisting of (A) the class of membership interests of the Operating Company designated as “LTIP Units” pursuant to the Operating Agreement and (B) the class of membership units of the Operating Company designated as “Performance Units” pursuant to the Operating Agreement.